Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly Results

Austin, Texas, February  5, 2016 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that it determined there will be no distribution made to unitholders in the first quarter of 2016. This is due to the net profits interest generating a net loss during the fourth quarterly payment period of 2015, and when such net loss is combined with this period’s provision for estimated Trust expenses,  both of these amounts together offset the proceeds from sale of oil and gas properties in their entirety.

Sales volumes, net losses and selected performance metrics for the quarter payment period were:

Sales volumes:
Oil (Bbl)(1)	267,038
Natural gas (Mcf)	424,575
Total (BOE)	337,800
Gross proceeds:
Oil sales(1)	$9,394,707
Natural gas sales	974,744
Total gross proceeds	$10,369,451
Costs:
Lease operating expenses	$8,867,559
Production taxes	519,201
Development costs	1,085,400
Cash settlements on commodity derivatives(2)	-
Total costs	$10,472,160
Net losses	$(102,709)
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$(92,438)
Proceeds from sale of oil and gas properties(3)	331,522
Provision for estimated Trust expenses	(238,095)
Montana state income taxes withheld	(989)
Net cash proceeds available for distribution	$-
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$-
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$35.18
Natural gas average realized price (per Mcf)	$2.30
Lease operating expenses (per BOE)	$26.25
Production tax rate (percent of total gross proceeds)	5.0%

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(1)	Oil includes natural gas liquids.
(2)

All costless collar hedge contracts terminated as of December 31, 2014 (which hedging effects extended through the quarterly payment period covered by the February 2015 distribution to unitholders), and no additional hedges are allowed to be placed on Trust assets.  Thus,  there will be no further cash settlements on commodity hedges, and the Trust therefore has increased exposure to oil and natural gas price volatility.

(3)

In November 2015, Whiting completed the sale of certain producing oil and gas wells, effective for sales proceeds and costs beginning September 1, 2015, for a purchase price of $0.4 million ($0.3 million to the 90% net profits interest). The divested properties included nine wells located within Cooks Peak field in North Dakota, which had proved reserves of 18.14 MBOE (16.32 MBOE to the 90% net profits interest).

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently, the market price of the Trust units will decline to zero around or shortly after the net profits interest termination date, which is estimated to be June 30, 2022 based on the Trust’s year-end 2015 reserve report.  As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

As of December 31, 2015, on a cumulative accrual basis, 5.80 MMBOE (55%) of the Trust’s total 10.61 MMBOE have been produced and sold and 0.02 MMBOE were divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2015, the Trust’s 10.61 MMBOE are projected to be produced by June 30, 2022, shortly after which the Trust would terminate.  Additionally, the 2015 year-end reserve report reflects expected annualized decline rates of approximately 14% for oil and 21% for gas between 2016 and 2022, which estimates are derived from NYMEX oil and gas prices of $50.28 per Bbl and $2.58 per Mcf pursuant to current SEC and FASB guidelines. The NYMEX oil and gas prices on February 1, 2016 were $31.62 per Bbl and $2.15 per Mcf, respectively. Lower oil and gas prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties which may further extend the length of time required to produce the Trust’s 10.61 MMBOE. Additionally, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as i) commodity price declines, ii) fixed and semi-variable costs not decreasing as fast as production volumes or iii) expected future development being delayed, reduced or cancelled.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2015 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
919 Congress Avenue, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/